Exhibit 99.1

ALLISON TRANSMISSION ANNOUNCES STOCK PURCHASE AGREEMENT WITH ASHE CAPITAL,

A $1 BILLION INCREASE TO THE STOCK REPURCHASE AUTHORIZATION AND DECLARES

QUARTERLY DIVIDEND

INDIANAPOLIS, May 9, 2019 - Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today announced that it has repurchased 4,977,043 shares of the Company’s common stock from Ashe Capital Management, LP (“Ashe Capital”) for $46.70 per share, or a total purchase price of approximately $232 million, representing a purchase price equal to the May 6, 2019 closing price pursuant to a Stock Purchase Agreement with Ashe Capital dated May 7, 2019. The transaction closed on May 9, 2019.

Following the closing of the transaction, Ashe Capital owns approximately 4.1% of the Company’s common stock and William R. Harker has resigned as a member of the Board of Directors (“Board”), effectively immediately.

“We have had a constructive relationship with the management team since we first invested in the Company in October 2013, and I have appreciated the opportunity to further build that relationship and contribute to the Company’s success as a board member these last two years” said Mr. Harker. “Allison remains a key holding within our portfolio and we wish management continued success.”

Lawrence E. Dewey, Chairman of the Board stated, “We would like to thank Mr. Harker and Ashe Capital for their contributions over the years. During his tenure, Bill has engaged in thoughtful discussion about our business and played a valuable role on the Board. Ashe Capital remains a top shareholder and we truly appreciate their continued commitment to the Company.”

Stock Repurchase Authorization

The Company also announced that its Board has approved a new authorization under the Company’s current stock repurchase program for the repurchase of up to an additional $1 billion. The new authorization brings the total amount authorized under the program to $3 billion.

Repurchases under the program may be made in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and corporate needs. Open market repurchases will be structured to occur within the pricing and volume requirements of Rule 10b-18. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization. This stock repurchase program does not obligate the Company to acquire any particular amount of its common stock and the program may be extended, modified, suspended or discontinued at any time at the Company’s discretion.

Dividend

Finally, the Company’s Board declared a cash dividend today of $0.15 per share of the Company’s common stock for the second quarter of 2019. Payment will be made on May 31, 2019, to stockholders of record as of the close of business on May 20, 2019.

The payment of any future dividends will be at the discretion of the board of directors and will be dependent upon Allison Transmission’s financial position, results of operations, available cash, cash flow, capital requirements and other factors deemed relevant by the board of directors.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,900 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil, with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit www.allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; our failure to identify, consummate or effectively integrate acquisitions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; risks related to our substantial indebtedness; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Contacts

Raymond Posadas

Director of Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000